SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2006

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

Effective August 16, 2006, Familymeds Group, Inc. (the “Company”) amended its articles of incorporation to effect a 1-for-10 reverse split of its issued and outstanding common stock. See Item 8.01 below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 16, 2006, Familymeds Group, Inc. (the “Company”) amended its articles of incorporation to effect a 1-for-10 reverse split of its issued and outstanding common stock. See Item 8.01 below.

Item 8.01 Other Events.

Effective at 12:01 a.m. on Friday, August 16, 2006, Familymeds Group, Inc. (the “Company”) has implemented a 1-for-10 reverse split of its issued and outstanding common stock (the “Reverse Stock Split”). Accordingly, commencing at the start of trading on August 16, 2006, the Company’s common stock will begin trading at the split-adjusted level and for a period of 20-trading days thereafter the Company’s common stock will trade on a post-split basis under the trading symbol “FMRXD”. After this 20-trading day period, the Company’s common stock will resume trading under the symbol “FMRX.”

The Reverse Stock Split was effectuated through the filing of a certificate of amendment to the Company’s articles of incorporation with the State of Nevada.

As a result of the Reverse Stock Split, each ten shares of common stock was automatically combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 66,351,423 shares to approximately 6,635,142 shares. However, the number of authorized shares of the Company capital stock and the par value per share remain unchanged.

No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by 10 will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of the Company’s common stock as reported on Nasdaq for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

The exercise or conversion price, as well as the number of shares that can be issued, under the Company’s outstanding stock options and warrants, will be proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under the Company’s stock option plan and restricted stock plan will also be reduced proportionately.

The Company’s Stockholders authorized the Board of Directors to undertake the reverse stock split at the Annual Meeting of Stockholders on June 23, 2006.

The purpose of the Reverse Stock Split is to increase the per-share market price of the common stock in order to regain compliance with The Nasdaq Capital Market’s minimum bid price requirement, as well as to encourage investor interest in the Company and to promote greater liquidity for the stockholders.

The Company’s transfer agent, Computershare Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates and will communicate with stockholders informing them of how to voluntarily exchange their certificates representing old shares in exchange for certificates representing new shares.

On August 16, 2006, the Company issued a press release regarding the Reverse Stock Split described above. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

3.1	Certificate of Amendment to Articles of Incorporation of Familymeds Group, Inc.
99.1	Press Release dated August 16, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer,
President and Chairman of the Board

Dated: August 16, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

3.1	Certificate of Amendment to Articles of Incorporation of Familymeds Group, Inc.
99.1	Press Release dated August 16, 2006